EXHIBIT 10.2

THE KRAFT FOODS INC.

2005 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

(EXECUTIVE SIGN-ON)

(DATE)

KRAFT FOODS INC. (the “Company”), a Virginia corporation, hereby grants to the employee identified in the [YEAR] Restricted Stock Award section of the Award Statement (the “Employee”) under The Kraft Foods Inc. 2005 Performance Incentive Plan (the “Plan”) a Restricted Stock Award (the “Award”) dated [DATE], with respect to the number of shares set forth in the [YEAR] Restricted Stock Award section of the Award Statement (the “Shares”) of the Common Stock of the Company (the “Common Stock”), all in accordance with and subject to the following terms and conditions:

1. Book Entry Registration. The Shares shall be evidenced by a book entry account maintained by the Company’s Transfer Agent for the Common Stock. Upon the vesting of Shares, no certificates will be issued except upon a separate written request therefor made to such Transfer Agent or other agent as determined by the Company.

2. Restrictions. Subject to Section 3 below, the restrictions on the Shares shall lapse and the Shares shall vest based on the Vesting Schedule set forth in the [YEAR] Restricted Stock section of the Award Statement of this document (the “Vesting Schedule”), provided that the Employee remains an employee of the Company (or a subsidiary or affiliate) during the entire period (the “Restriction Period”) commencing on the Award Date set forth in the Award Statement and ending on the Vesting Dates.

3. Termination of Employment During Restriction Period. In the event of the termination of the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) prior to the Vesting Date due to death, Disability, or Normal Retirement, the restrictions on the Shares shall lapse and the Shares shall become fully vested on the date of death, Disability, or Normal Retirement.

If the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) is involuntarily terminated for reasons other than for cause, the Employee shall vest in the Shares in accordance with the Vesting Schedule set forth in the Award Statement.

If the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) is terminated involuntarily for cause, the Employee shall forfeit all rights to the Shares. Notwithstanding the foregoing, the Compensation Committee of the Board of Directors of the Company may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the Shares.

For purposes of the above paragraph, “cause” means: 1) continued failure by one to substantially perform their job duties (other than failure resulting from incapacity due to disability); 2) one’s gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or 3) one engaging in other conduct which materially adversely reflects on the Company.

4. Voting and Dividend Rights. During the Restriction Period, the Employee shall have the rights to vote the Shares and to receive any cash dividends payable with respect to the Shares, as paid, less applicable withholding taxes.

5. Transfer Restrictions. This Award and the Shares (until they become unrestricted pursuant to the terms hereof) are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Shares shall be forfeited.

6. Withholding Taxes. The Company is authorized to satisfy the minimum statutory withholding taxes (including withholding pursuant to applicable tax equalization policies of the Company and its subsidiaries and affiliates) arising from the granting or vesting of this Award, as the cases may be, by (i) deducting the number of shares having an aggregate value equal to the amount of withholding taxes due from the total number of shares awarded or the number of shares vesting or otherwise becoming subject to current taxation; or (ii) deducting the required amounts from any proceeds realized by the Employee upon the sale of vested Shares. Shares deducted from this Award in satisfaction of withholding requirements shall be valued at the Fair Market Value of the Shares on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Employee under applicable tax laws or tax equalization policies of the Company and its subsidiaries and affiliates.

7. Death of Employee. If any of the Shares shall vest upon the death of the Employee, they shall be registered in the name of the estate of the Employee unless the Company shall have theretofore received in writing a beneficiary designation, in which event they shall be registered in the name of the designated beneficiary.

8. Other Terms and Provisions. The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Corporate Secretary, Kraft Foods Inc., Three Lakes Drive, Northfield, IL 60093) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. For purposes of this Agreement, (a) the term “Disability” means permanent and total disability as determined under procedures established by the Company for purposes of the Plan, and (b) the term “Normal Retirement” means retirement from active employment under a pension plan of the Company, any subsidiary or affiliate or under an employment contract with any of them on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Employee is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence or (ii) a termination of employment at or after age 65 would not otherwise constitute “Normal Retirement,” an Employee’s termination of employment shall be treated as a “Normal Retirement” under such circumstances as the Committee, in its sole discretion, deems equivalent to retirement. For purposes of this Agreement, (x) a “subsidiary” includes only any company in which the Company, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the Company of greater than 50 percent or (B) is under common control with the Company through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the Company and the affiliate. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan.

IN WITNESS WHEREOF, this Restricted Stock Agreement has been duly executed as of DATE.

KRAFT FOODS INC.

Executive Vice President
Global Human Resources